For Immediate Release

News Release

Republic Companies Group, Inc. Reaches Agreement to Expand Relationship with Texas General Agency

Dallas, Texas -- November 14, 2005 -- (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic") announced today that it has reached substantive agreement with regard to an expanded relationship with Texas General Agency, Inc. ("TGA"), its largest managing general agency producer. The contract will provide for continued participation by certain Republic insurance subsidiaries as policy issuing insurers for business produced by TGA for a three-year period following the pending acquisition of TGA by Hallmark Financial Services, Inc. ("Hallmark"). The contract is contingent upon Hallmark completing the acquisition of TGA, the execution of definitive agreements and certain regulatory approvals.

Republic and TGA have had a continuous, mutually profitable business relationship since 1993 through an agency agreement that has been subject to annual review and negotiation. The TGA book of business has grown rapidly in recent years, from $31 million in 1999 to an estimated $120 million of gross premium in 2005. TGA specializes in light-to-medium size commercial automobile and general liability risks primarily in Texas.

For the 2005 year of account, Republic's subsidiaries retain 40% of the net premium and underwriting risk of TGA's production. Pursuant to the terms of the new contract, Republic's subsidiaries will expand their net retention of the TGA book to a minimum of 50% and a maximum of 75% of total volume for 2006. Republic will retain 40% to 50% of the TGA book of business in 2007 and a minimum of 30% in 2008. Additionally, Republic's subsidiaries will continue to receive fees for issuing TGA's book of business during the three year period.

Parker Rush, President and Chief Executive Officer of Republic, commented, "We are pleased with this agreement to formalize a multi-year relationship that provides expanded support to TGA. This arrangement will provide for our continued participation in this historically profitable program for the next three years of transition to new ownership and management of TGA."

About Texas General Agency

Texas General Agency is headquartered in San Antonio, Texas. TGA is currently owned and managed by the Cangelosi and Meyer families of San Antonio. The company helps independent insurance agents and financial institutions secure insurance coverage and financial services for their commercial and individual clients.

About Hallmark

Hallmark is a publicly traded holding company with wholly owned subsidiaries engaged primarily in the sale of property and casualty insurance products. The company's business involves marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico; marketing and underwriting commercial insurance primarily in Texas, New Mexico, Idaho, Oregon, Montana and Washington; third party claims administration; and other insurance related services. The company is headquartered in Fort Worth, Texas, and its common stock is listed on the American Stock Exchange under the symbol "HAF".

About Republic

Republic Companies Group, Inc. through a group of insurance companies and related entities provides personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. This focus on a large, rapidly growing region allows Republic to participate in profitable underserved niche opportunities primarily in rural and small to medium-size metropolitan areas. We have written insurance in Texas consistently throughout our entire 102-year history and have developed a deep market knowledge and a loyal network of independent agents and managing general agents who provide us with access to what we believe are among the most profitable clients and market segments. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in early August 2005.

Precautionary Statement Regarding Forward-Looking Information

Investors are cautioned that statements which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies - including political, economic, regulatory, climatic, competitive, legal, and technological - any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in our filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6000